INTERNATIONAL BRANDS MANAGEMENT GROUP LTD.

CHARTER OF THE COMPENSATION COMMITTEE

OF THE BOARD OF DIRECTORS

I.	PURPOSE

The purpose of the Compensation Committee of the Board of Directors (the “Committee”) of INTERNATIONAL BRANDS MANAGEMENT GROUP LTD., a Delaware corporation (the “Company”), is to carry out the overall responsibility of the Board of Directors (the “Board”) relating to the compensation of the Company’s directors, executive officers and compensation policies, plans and programs. The term “compensation” shall include any salary, long-term incentives, bonuses, perquisites, equity incentives, severance arrangements, retirement benefits and other related benefits and benefit plans. The Committee shall also produce an annual report (the “Compensation Committee Report”) on the Committee’s compensation policies and executive compensation for inclusion in the Company’s proxy statement as required by the United States Securities and Exchange Commission (the “SEC”).

II.	MEMBERSHIP

The Committee shall be comprised of two or more Board members, including a Committee Chairman, appointed by the Board. Each member of the Committee shall be (i) “independent” within the meaning of the listing standards set forth by American Stock Exchange, (ii) a “non-employee director” for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules promulgated thereunder, and (iii) an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder. Members of the Committee may be removed at any time by the Board.

To the extent the Committee consists of at least three members, one director who is not independent may be appointed to the Committee, subject to the following:

•	The director is not a current officer or employee of the Company or an immediate family member of a current officer or employee of the Company;
•	The Board determines, under exceptional and limited circumstances, that membership by the individual on the Committee is required by the best interests of the Company and its stockholders;
•

The Board discloses, in the Company’s next annual meeting proxy statement (or its next annual report on Form 10-K or its equivalent if the Company does not file an annual proxy statement) subsequent to such determination, the nature of the relationship and the reason for that determination; and

•	No such person may serve on the Committee under this exception for more than two years.

III.	MEETINGS AND PROCEDURES

The Committee shall meet at least annually and more frequently as necessary or appropriate, including teleconferences when appropriate. Special meetings of the Committee may be called by any member of the Committee upon notice to all members as provided in the Bylaws of the Company; provided, however, that such notice may be waived as provided in the Bylaws of the Company. A majority of the Committee shall constitute a quorum, and the Committee shall act only on the affirmative vote of a majority of the members present at a meeting at which a quorum is present. Attendance by members of management will be at the invitation of the Committee Chairman. All determinations with respect to the compensation of the Company’s chief executive officer must be made by the Committee in an executive session, without the presence of executive officers. The Committee shall maintain minutes of all meetings documenting its activities and recommendations to the Board. The Committee shall report its actions and any recommendations to the Board after each Committee meeting.

IV.	DUTIES AND RESPONSIBILITIES

The function, powers, duties and responsibilities of the Committee as are follows:

a.

The Committee shall review from time to time and approve the Company’s compensation policies to ensure that management is rewarded appropriately for its contributions to Company growth and profitability and that the executive compensation strategy supports organization objectives and stockholder interests.

b.

The Committee shall review and approve annually the corporate goals and objectives relevant to the chief executive officer of the Company. At least annually, the Committee shall evaluate the chief executive officer’s performance in light of these goals and objectives and set the chief executive officer’s compensation, including any salary, bonus, incentive and equity compensation, based on this evaluation. The Committee shall communicate in its annual Compensation Committee Report to stockholders the factors and criteria on which the chief executive officer’s compensation for the last year was based, including the relationship of the Company’s performance to the chief executive officer’s compensation.

c.

The Committee shall review and approve the compensation, including any salary, bonus, incentive and equity compensation, for the executive officers of the Company (which includes all officers within the meaning Section 16 of the Exchange Act and Rule 16a-l thereunder) other than the chief executive officer. The Committee shall communicate in its annual Compensation Committee Report to stockholders the specific relationship of corporate performance to such executive compensation.

d.	The Committee shall provide oversight of management’s decisions concerning the performance and compensation of key employees of the Company, other than the executive officers.

e.	The Committee shall approve, subject to Board approval and, where appropriate, subject to submission to the stockholders, all new incentive compensation and equity-based plans for executive officers.
f.

The Committee shall review the Company’s incentive compensation and equity-based plans, and the Committee shall recommend to the Board any changes in such incentive compensation and equity-based plans that the Committee deems necessary or appropriate. The Committee shall have and shall exercise all the authority of the Board with respect to the administration of such plans.

g.	The Committee shall review and approve all awards made to executive officers under the Company’s Incentive compensation and equity-based plans.
h.

The Committee shall, not less frequently than annually, evaluate the performance of the Committee, including a review of the Committee’s compliance with this Charter, and review and reassess this Charter and submit any recommended changes to the Board for its consideration.

i.	The Committee shall perform such other duties and responsibilities as may be assigned to the Committee, from time to time, by the Board, or as designated in particular plan documents.
j.

The Committee shall have the authority to consult with Company counsel. The Committee also shall have the authority to engage any outside advisor of its selection, at the Company’s expense, should the Committee deem it necessary or appropriate to do so. The Committee shall have the sole authority to retain and terminate any compensation consultant to assist in the evaluation of director, chief executive officer or other executive officer compensation, including the sole authority to approve the compensation consultant’s fees and other retention terms.

V.	DISCLOSURE OF CHARTER

This Charter shall be made available on the Company’s website at [____________] and to any stockholder who otherwise requests a copy. The Company’s Annual Report to Stockholders shall state the foregoing.